Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-4

(Form Type)

Unifund Financial Technologies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
	Newly Registered Securities
Fees to Be Paid	Equity	Class A Common Stock, par value $0.0001 per share (2)(11)	457(c) and 457(f)(1)	1,500,000	$10.82 (12)	$16,230,000	$147.60 per $1,000,000	$2,395.55

Fees Previously Paid	Equity	Class A Common Stock, par value $0.0001 per share (2)(3)	457(c) and 457(f)(1)	10,762,500	$10.675 (7)	$114,889,687.50	$110.20 per $1,000,000	$12,660.84
Fees Previously Paid	Equity	Warrants (2)(4)	457(c) and 457(f)(1)	17,258,333	$0.12625 (8)	$2,178,864.54	$110.20 per $1,000,000	$240.11
Fees Previously Paid	Equity	Class A Common Stock, par value $0.0001 per share issuable upon exchange of Warrants (2)(5)	—	17,258,333	$11.50(9)	$198,470,829.50	$110.20 per $1,000,000	$21,871.49
Fees Previously Paid	Equity	Class A Common Stock, par value $0.0001 per share (2)(6)	457(f)(2)	10,000,000	—	$333.34(10)	$110.20 per $1,000,000	$0.04
	Total Offering Amounts					$331,762,214.88		$37,168.03
	Total Fees Previously Paid							$34,772.48
	Total Fee Offsets							-
	Net Fee Due							$2,395.55

(1)	All securities being registered are issued by Unifund Financial Technologies, Inc., a Delaware Corporation (“New PubCo”), in connection with the proposed business combination described in the enclosed proxy statement/prospectus among New PubCo, Everest Consolidator Acquisition Corporation, a Delaware corporation (“Everest”), Unifund Merger Sub Inc., a Delaware corporation and a direct, wholly owned subsidiary of New PubCo, Unifund Holdings, LLC (“Holdings”), an Ohio limited liability company, USV, LLC, an Ohio limited liability company (“USV”), and Credit Card Receivables Fund Inc., an Ohio corporation (“CCRF”). Capitalized terms used but not defined in this filing fee table have the respective meanings given to them in the enclosed proxy statement/prospectus.

(2)	Pursuant to Rule 416(a) of the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)	Consists of (a) up to 7,950,000 shares of New PubCo Common Stock that may be issued to Everest Public Stockholders holding Everest Class A common stock, (b) 2,000,000 shares of New PubCo Common Stock to be issued to the Sponsor upon conversion of Everest Class B common stock and (c) up to 812,500 shares of New PubCo Common Stock that may be issued to the Sponsor after consummation of the Business Combination pursuant to the earnout provisions of the Sponsor Support Agreement described in the enclosed proxy statement/prospectus. The number of shares of New PubCo Common Stock to be issued to the Sponsor has been reduced by the 1,500,000 shares of Everest Class B common stock forfeited in connection with the Sponsor Support Agreement.

(4)	Consists of warrants of New PubCo issuable in the Business Combination in exchange for (a) 8,625,000 Public Warrants of Everest and (b) 8,633,333 Private Placement Warrants of Everest.

(5)	Consists of shares of New PubCo Common Stock issuable upon exercise of warrants of New PubCo.

(6)	Consists of (a) 7,500,000 shares of New PubCo Common Stock to be issued to David Rosenberg upon consummation of the Contributions and Exchanges, (b) 250,000 shares of New PubCo Common Stock to be issued to TER Trust upon consummation of the Contributions and Exchanges and (c) 2,250,000 shares of New PubCo Common Stock to be issued to ZB Limited upon consummation of the Contributions and Exchanges.

(7)	Calculated in accordance with Rule 457(f)(1) under the Securities Act, based on the average of the high and low prices of Everest Class A common stock on the NYSE on July 17, 2023 ($10.675 per share) (such date being within five business days of the date that this registration statement was first filed with the SEC).

(8)	Calculated in accordance with Rule 457(f)(1) under the Securities Act, based on the average of the high and low prices of Everest Public Warrants on the NYSE on July 17, 2023 ($0.12625 per warrant) (such date being within five business days of the date that this registration statement was first filed with the SEC).

(9)	Represents the exercise price of the New PubCo Warrants.

(10)	Calculated in accordance with Rule 457(f)(2) under the Securities Act. CCRF, Holdings, USV, Unifund Corporation, an Ohio corporation, Payce, LLC, an Ohio limited liability company, Distressed Asset Portfolio I, LLC, an Ohio limited liability company and Distressed Asset Portfolio IV, LLC, an Ohio limited liability company are private companies, no market exists for their securities and the combined entities have an accumulated deficit. Therefore, the proposed maximum aggregate offering price for these securities is one-third of the aggregate imputed par value per share ($0.0001) of the securities expected to be exchanged in the Contributions and Exchanges.

(11)	Consists of up to 1,500,000 shares of New PubCo Common Stock that are expected to be issuable to certain investors who enter into non-redemption agreements.

(12)	Calculated in accordance with Rule 457(f)(1) under the Securities Act, based on the average of the high and low prices of Everest Class A common stock on the NYSE on October 2, 2023 ($10.82 per share) (such date being within five business days of the date that this registration statement was first filed with the SEC).